Exhibit 10.1

2015 STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
(as amended and restated October 26, 2022)

SECTION 1.    Purpose; Definitions.

The purposes of the Plan are (i) to assist the Company in promoting the identity of interest between the Company’s Non-Employee Directors and the Company’s shareholders; and (ii) to assist the Company in attracting and retaining Non-Employee Directors by affording them an opportunity to share in the future successes of the Company.
For purposes of the Plan, the following terms are defined as set forth below:
(a)    “Award” means the grant under the Plan (or, to the extent relevant, under any Prior Directors Plan) of Common Stock, Stock Options, or Other Stock-Based Awards.
(b)    “Board” means the Board of Directors of the Company.
(c)    “Committee” means the Nominating, Corporate Governance and Social Responsibility Committee of the Board or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan.
(d)    “Common Stock” or “Stock” means the Common Stock of the Company.
(e)    “Company” means Altria Group, Inc., a corporation organized under the laws of the Commonwealth of Virginia, or any successor thereto.
(f)    “Deferred Stock” means an unfunded obligation of the Company, represented by an entry on the books and records of the Company, to issue one share of Common Stock on the date of distribution with respect to each participant who elects to participate in the Deferred Stock Program.
(g)    “Deferred Stock Account” means the unfunded deferred compensation account established by the Company with respect to each participant who elects to participate in the Deferred Stock Program.
(h)    “Deferred Stock Program” means the provisions of Section 7 of the Plan that permit participants to defer all or part of any Award of Common Stock granted pursuant to Section 5(a) of the Plan.

(i)    “Fair Market Value” means, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange-Composite Transactions. If no such sale of Common Stock is reported on such date, the fair market value of the Stock shall be determined by the Committee in good faith; provided, however, that the Committee may in its discretion designate the actual sales price as Fair Market Value in the case of dispositions of Common Stock under the Plan. In the case of Stock Options or similar Other Stock-Based Awards, for purposes of Section 5(a), Fair Market Value means, as of any given date, the Black-Scholes or similar value determined based on the assumptions used for purposes of the Company’s most recent financial reporting.

(j)    “Non-Employee Director” means each member of the Board who is not a full-time employee of     the Company or of any corporation in which the Company owns, directly or indirectly, stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote in the election of directors in such corporation.

(k)    “Other Stock-Based Award” means an Award, other than a Stock Option, that is denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock. Neither an Award of fully-vested Common Stock nor any Deferred Stock relating to such Award pursuant to Section 7 shall be an Other Stock-Based Award.
(l)    “Plan” means this 2015 Stock Compensation Plan for Non-Employee Directors, as amended from time to time.

(m)    “Plan Year” means the period commencing at the opening of business on the day on which the Company’s annual meeting of shareholders is held and ending on the day immediately preceding the day on which the Company’s next annual meeting of shareholders is held.

(n)    “Prior Directors Plans” means the Company’s 1992 Compensation Plan for Non-Employee Directors; the 2000 Stock Compensation Plan for Non-Employee Directors; the 2005 Stock Compensation Plan for Non-Employee Directors; the Stock Compensation Plan for Non-Employee Directors, as amended and restated effective August 31, 2007; the Stock Compensation Plan for Non-Employee Directors, as amended and restated effective February 24, 2010; the Stock Compensation Plan for Non-Employee Directors, as amended and restated effective February 29, 2012; the Stock Compensation Plan for Non-Employee Directors, as amended and restated effective October 1, 2012; the Stock Compensation Plan for Non-Employee Directors, as amended and restated effective January 29, 2014; the 2015 Stock Compensation Plan for Non-Employee Directors, effective May 21, 2015 (the pre-amendment version of this Plan); and any subplans thereof.

(o)    “Stock Option” means a right granted to a Non-Employee Director to purchase a share of Stock at a price equal to the Fair Market Value on the date of grant. Any Stock Options granted pursuant to the Plan shall be non-qualified stock options.

SECTION 2.    Administration.

The Committee shall administer the Plan and shall have the power to interpret the Plan and to adopt such rules and guidelines for carrying out the Plan and appoint such delegates as it may deem appropriate. Any determination made by the Committee in accordance with the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee, and all decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

SECTION 3.    Eligibility.

Only Non-Employee Directors shall be granted Awards under the Plan.

SECTION 4.    Common Stock Subject to the Plan.

(a)     Common Stock Available. The total number of shares of Common Stock reserved and available for distribution pursuant to the Plan shall be 1,000,000. To the extent any Award under this Plan is exercised or cashed out or terminates or expires or is forfeited without a payment being made to the participant in the form of Common Stock, the shares subject to such Award that were not so paid, if any, shall not again be available for distribution in connection with Awards under the Plan. Upon the exercise of an Other Stock-Based Award that is a stock appreciation right or similar Award that is based on the difference between the price of Common Stock at grant and at exercise, the total number of shares of Common Stock with respect to which such Award is granted (rather than only the net number of Shares issued) will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Any shares of Common Stock that are used as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under the Plan shall not again be available for distribution in connection with Awards under the Plan.

(b)     Adjustments for Certain Corporate Transactions. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock or any other securities by reference to which any portion of an Award or the Deferred Stock Account is measured, the Committee is authorized to and shall make such adjustments or substitutions with respect to the Plan and any Prior Directors Plan and to Awards granted thereunder as it deems appropriate to reflect the occurrence of such event, including, but not limited to, adjustments (A) to the aggregate number and kind of securities reserved for issuance under the Plan, (B) to the Award amounts set forth in Section 5(a), and (C) to the number and kind of securities subject to outstanding Awards and, if applicable, to the grant or exercise price of outstanding Awards. In connection with any such event, the Committee is also authorized to provide for the payment of any outstanding Awards in cash, including, but not limited to, payment of cash in lieu of any fractional Awards. In the event of any conflict between this Section 4(b) and other provisions of the Plan or the Prior Directors Plans, the provisions of this section shall control.

In connection with the spin-off from the Company of Kraft Foods Inc. and Philip Morris International Inc., each participant holding Deferred Stock at the time of such spin-offs had shares of those respective companies credited to the participant’s Deferred Stock Account in the same manner as if the participant were a Company shareholder. In connection with the spin-off from Kraft Foods Inc. (renamed Mondelēz International, Inc.) of Kraft Foods Group, Inc., each participant holding shares of Kraft Foods Inc.

(renamed Mondelēz International, Inc.) in the participant’s Deferred Stock Account at the time of such spin-off had shares of Kraft Foods Group, Inc. credited to the participant’s Deferred Stock Account in the same manner as if the participant were a Kraft Foods Inc. (renamed Mondelēz International, Inc.) shareholder. In connection with the merger of Kraft Foods Group, Inc. with H.J. Heinz Holding Company to form The Kraft Heinz Company, each participant holding shares of Kraft Foods Group, Inc. in the participant’s Deferred Stock Account at the time of such merger had shares of The Kraft Heinz Company credited to the participant’s Deferred Stock Account in the same manner as if the participant were a Kraft Foods Group, Inc. shareholder.

SECTION 5.    Awards

(a)    Annual Awards. On the first day of each Plan Year, (i) each Non-Employee Director serving as such immediately after the annual meeting held on such day shall receive an Award having a Fair Market Value equal to $175,000 (with any fractional share being rounded up to the next whole share) or such greater amount as the Board or Committee determines in its discretion, and (ii) each Non-Employee Director serving as Chairman immediately after the annual meeting held on such day shall receive an additional Award having a Fair Market Value equal to $150,000 (with any fractional share being rounded up to the next whole share) or such greater amount as the Board or Committee determines in its discretion. Such Awards shall be made in the form of Common Stock, Stock Options, Other Stock-Based Awards, or a combination of the foregoing as the Committee determines in its discretion.
(b)    Terms of Awards.
(i)    Awards pursuant to Section 5(a) that are denominated in Common Stock are eligible for participation in the Deferred Stock Program described in Section 7.
(ii)    The term of each Stock Option or similar Other Stock-Based Award shall be ten years. Each Stock Option or Other Stock-Based Award shall vest in not less than twelve months (or such longer period set forth in the Award agreement) and shall be forfeited if the participant does not continue to be a Non-Employee Director for the duration of the vesting period, unless the participant ceases to be a Non-Employee Director by reason of the participant’s death or disability. For the avoidance of doubt, an Award of fully-vested Common Stock and any Deferred Stock relating to such Award pursuant to Section 7 are not subject to the minimum twelve -month vesting requirement. Subject to the applicable Award agreement, Stock Options or similar Other Stock-Based Awards may be exercised, in whole or in part, by giving written notice of exercise specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept (including, to the extent the Committee determines such a procedure to be acceptable, a copy of instructions to a broker or bank acceptable to the Company to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the purchase price). Unless otherwise determined by

the Committee, payment in full or in part may also be made in the form of     Common Stock already owned by the participant valued at Fair Market Value.

SECTION 6.    Award Agreements.

Each Award of a Stock Option or Other Stock-Based Award under the Plan shall be evidenced by a written agreement (which need not be signed by the Award recipient unless otherwise specified by the Committee) that sets forth the terms, conditions and limitations for each such Award. For the avoidance of doubt, an Award of fully-vested Common Stock and any Deferred Stock relating to such Award pursuant to Section 7 need not be evidenced by a written agreement.

SECTION 7.    Payments and Payment Deferrals.

(a)    Each participant may elect to participate in the Deferred Stock Program with respect to Awards of Common Stock granted under Section 5(a). The Deferred Stock Program shall be administered in accordance with the terms of this Section 7, provided that the Committee may modify the terms of the Deferred Stock Program or may require deferral of the payment of Awards under such rules and procedures as it may establish. Any deferral election shall be made at a time and for such period as shall satisfy the requirements of Internal Revenue Code Section 409A(a)(4).

(b)    Any election to have the Company establish a Deferred Stock Account shall be made in terms of integral multiples of 25% of the number of shares of Common Stock that the participant otherwise would have been granted on each date of grant, shall be made no later than the last day of the calendar year preceding the calendar year in which services are performed for which the compensation is paid (or in the case of a participant who is first becoming eligible for this Plan and any other Plan required to be aggregated with this Plan under Internal Revenue Code Section 409A and the regulations and other guidance thereunder, no later than 30 days after the participant first becomes eligible and before services are performed for which the compensation is paid), and shall specify the time and form of distribution of the participant’s Deferred Stock Account in a manner complying with Internal Revenue Code Section 409A(a)(2) and (3). Any such election (including an existing election to participate in the Deferred Stock Program under the Prior Directors Plans) shall remain in effect for purposes of the Plan until the participant executes (i) a new election applicable to any grants denominated in Common Stock to be made in years after the year in which the new election is made or (ii) an election not to participate in the Deferred Stock Program for Common Stock grants in such future years. New elections pursuant to clause (i) of the preceding sentence may be made only to the extent permitted under rules and procedures established by the Committee taking into account administrative feasibility and other constraints.

(c)    The Deferred Stock Account of a participant who elects to participate in the Deferred Stock Program shall be unfunded, but shall be credited with shares of Deferred Stock equal to the number of shares of Common Stock that the participant elected to receive as

Deferred Stock. The Deferred Stock Account shall thereafter be credited with amounts equal to the cash dividends that would have been paid had the participant held a number of shares of Common Stock equal to the number of shares of Deferred Stock in the participant’s Deferred Stock Account, and any such amounts shall be treated as invested in additional shares of Deferred Stock. As of the effective date of this Plan, a participant’s Deferred Stock Account shall include any Deferred Stock held in the participant’s Deferred Stock Account under a Prior Directors Plan immediately before such effective date.

(d)    If as a result of adjustments or substitutions in connection with an event described in Section 4(b) of this Plan, a participant has received or receives with respect to the participant’s Deferred Stock Account rights or amounts measured by reference to stock other than Common Stock (including, without limitation, amounts measured by reference to Mondelēz International, Inc., Philip Morris International Inc., or The Kraft Heinz Company), (i) such rights or amounts shall be treated as subject to elections made, crediting of the participant’s account, and any other matters relating to this Plan in a manner parallel to the treatment of Deferred Stock under the Plan, provided that any crediting of amounts to reflect dividends with respect to such other stock shall be treated as invested in additional Deferred Stock rather than such other stock, and (ii) the participant shall be offered the opportunity to convert the portion of his or her account measured by reference to such other stock to Deferred Stock with the same Fair Market Value (rounded as necessary to reflect fractional shares) as of the date of such conversion, provided that such conversion may only be made to the extent that such conversion would not result in a violation of Section 10(b) or Section 16(b) of the Securities Exchange Act of 1934 or any other applicable securities law.

(e)    Amounts under the Deferred Stock Program shall be paid in the form of Common Stock (and cash for any fractional shares) upon distribution; provided, however, that any amounts in the participant’s Deferred Stock Account that are measured by reference to stock other than Common Stock shall be paid in cash upon distribution.

(f)    The Deferred Stock Program shall be administered under such rules and procedures as the Committee or its delegate may from time to time establish, including rules with respect to elections to defer, beneficiary designations and distributions under the Deferred Stock Program.

(g)    This Plan and the Deferred Stock Program are intended to comply with Internal Revenue Code Section 409A and the regulations and other guidance thereunder, and the Plan and Deferred Stock Program shall be administered and interpreted in accordance with such intent. The election forms under the Deferred Stock Program shall be deemed to be part of the Plan for purposes of Internal Revenue Code Section 409A. All references to separation from service or similar terms in the Plan and election forms thereunder shall refer to a “separation from service” within the meaning of Internal Revenue Code Section 409A.

SECTION 8.    Plan Amendment and Termination.

(a)    Amendment and Termination Authority. At any time without shareholder approval, the Board may amend or terminate the Plan and the Committee may amend any Award hereunder or adopt any modifications, procedures, or subplans as may be necessary or desirable to comply with the laws, regulations, or accounting practices of a foreign country applicable to participants subject to the laws of such foreign country; provided, however, that no such amendment or adoption shall be made without shareholder approval if such approval is required under applicable law, regulation, or stock exchange rule.

(b)    Prohibition on Repricing and Other Actions. Notwithstanding Section 8(a), neither the Plan nor any Award hereunder may be amended without shareholder approval in a manner that would: (i) reprice an outstanding Award in any manner that reduces the grant price of an outstanding Stock Option or similar Other Stock-Based Award; (ii) cancel, exchange, substitute, buy out or surrender outstanding Stock Options or similar Other Stock-Based Awards that have a grant price that is higher than Fair Market Value on the date of such transaction in exchange for cash, other Awards, or Stock Options or similar Other Stock-Based Awards with a lower grant price, except as may be necessary to comply with a change in the laws, regulations, or accounting principles of a foreign country applicable to participants subject to the laws of such foreign country; or (iii) increase the total number of shares of Common Stock that may be distributed under the Plan.

(c)    Limitation on Amendment and Termination. Notwithstanding Section 8(a), except as set forth in any Award agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all Award recipients, no amendment or termination of the Plan may materially and adversely affect any outstanding Award under the Plan without the Award recipient’s consent.

SECTION 9.    Transferability.

Except as provided in the applicable Award agreement or otherwise required by law, Awards shall not be transferable or assignable other than by will or the laws of descent and distribution.

SECTION 10.    Unfunded Status of Plan.

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION 11.    General Provisions.

(a)    The Committee may require each participant acquiring shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such participant is acquiring the shares without a view to the distribution thereof. The certificates for such shares, if any, may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.
Shares of Common Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission (or any successor agency), any stock exchange upon which the Common Stock is then listed, and any applicable federal, state or foreign securities law. Further, and the Committee may cause a legend or legends to be put on any certificates for shares of Common Stock or other securities to make appropriate reference to such restrictions.

(b)    Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements for Non-Employee Directors.

(c)    Nothing in the Plan or in any Award agreement shall confer upon any grantee the right to continued service as a member of the Board.

(d)    No later than the date as of which an amount first becomes includable in the gross income of the participant for income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind that are required by law or applicable regulation to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising from an Award may be settled with Common Stock, including Common Stock that is part of, or is received upon exercise of the Award that gives rise to the withholding requirement, subject to any restrictions imposed by securities laws, other applicable laws, or accounting principles. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settling of withholding obligations with Common Stock.

(e)    The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in an Award, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Virginia, to resolve any and all issues that may arise out of or relate to the Plan or any related Award.

(f)    If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be enforced and construed as if such provision had not been included.

(g)    The terms of the Plan and any Awards hereunder shall be binding upon and shall inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company, and any permitted successors or assigns of a participant.

(h)    The Plan became effective on the day following the 2015 Annual Meeting of Shareholders. Except as otherwise provided by the Board, no Awards shall be made after the Awards made immediately following the 2025 Annual Meeting of Shareholders, provided that any Awards granted prior to that date may extend beyond it.

APPENDIX A

RULES OF THE CANADA SUB-PLAN OF THE
ALTRIA GROUP, INC. 2015 STOCK COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
(AS AMENDED AND RESTATED OCTOBER 26, 2022)

(Adopted by the Board of Directors
on October 26, 2022)

1.Adoption of the Canada Sub-Plan

1.1    Altria Group, Inc. (“the Company”) has established this Canada Sub-Plan (“the Canada Sub-Plan”) of the Altria Group, Inc. 2015 Stock Compensation Plan for Non-Employee Directors (as amended and restated) (“the Plan”) for the purpose of making Awards to Non-Employee Directors who are resident in Canada.

1.2    This Canada Sub-Plan is Appendix A to the Plan, which shall apply to the Canada Sub-Plan subject to the additional restrictions and amendments specified below.

1.3    References in these Rules to Sections are to Sections of the Plan.

2.Section 1. Purpose; Definitions.

2.1    The definition of “Deferred Stock Account” in Section 1(g) of the Plan shall mean for purposes of the Canada Sub-Plan the unfunded deferred compensation account established by the Company with respect to each Non-Employee Director who is resident in Canada.

3.Section 7. Payments and Payment Deferrals.

3.1    For purposes of the Canada Sub-Plan, Section 7(a) of the Plan shall be amended to replace the reference to Internal Revenue Code Section 409A(a)(4) by a reference to paragraph 6801(d) of the Regulations under the Income Tax Act (Canada) or any successor provision thereto.

3.2    For purposes of the Canada Sub-Plan, Section 7(b.1) shall be added after Section 7(b) of the Plan and shall read as follows:

Notwithstanding any other provision hereof, no amounts shall be paid to a participant under the Deferred Stock Program (i) before the time of the participant's death or retirement from, or loss of, office or employment with the Company (“the Termination”) or (ii) later than December 15 of the calendar year following such Termination.

3.3    For purposes of the Canada Sub-Plan, Section 7(f.1) shall be added after Section 7(f) of the Plan and shall read as follows:

Notwithstanding the foregoing, all actions of the Committee shall be such that the Canada Sub-Plan continuously meets the conditions of paragraph 6801(d) of the Regulations under the Income Tax Act (Canada) or any successor provision thereto.

3.4    For purposes of the Canada Sub-Plan, Section 7(g) shall be replaced by the following:

This Plan and the Deferred Stock Program are intended to comply with paragraph 6801(d) of the Regulations under the Income Tax Act (Canada), and the Plan and Deferred Stock Program shall be administered and interpreted in accordance with such intent. The Annual Election Form and Modified Beneficiary Form shall be deemed to be part of the Plan.

3.5    The following Sections shall be added at the end of Section 7 for purposes of the Canada Sub-Plan:

(h)    No participant shall have any claim or right associated to the holding of Common Stock pursuant to the Deferred Stock Program. Under no circumstances shall Deferred Stock be considered Common Stock nor shall they entitle any participant to exercise voting rights or any other rights attaching to the ownership or control of

Common Stock, nor shall any participant be considered the owner of any Common Stock pursuant to the Deferred Stock Program.

(i)     The Company may withhold from any payment to or for the benefit of a participant any amount required to comply with the applicable provisions of any federal or provincial law relating to the withholding of tax or the making of any other source deductions, including on the amount, if any, included in income of a participant and may adopt and apply such rules and regulations that, in its opinion, will ensure that the Company will be able to so comply.